EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the following registration statements of Harris Corporation and in each related Prospectus of our report dated July 23, 2002, except for Note “SUBSEQUENT EVENT”, as to which the date is August 26, 2002, with respect to the consolidated financial statements and schedule of Harris Corporation and subsidiaries included in the Annual Report on Form 10-K for the fiscal year ended June 28, 2002 included in this Form 10-K:

Form S-8	No. 33-50169 and 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171; and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-3	No. 333-03111	Harris Corporation Debt Securities
Form S-3	No. 333-66241	Harris Corporation Debt Securities

/s/ ERNST & YOUNG LLP

Orlando, Florida

August 30, 2002